Exhibit 99.1

Press Release Details

COMMUNITY HEALTHCARE TRUST INCORPORATED ANNOUNCES CLOSING OF ITS INITIAL PUBLIC OFFERING AND FULL EXERCISE OF UNDERWRITERS’ OPTION TO PURCHASE ADDITIONAL SHARES

05/27/2015

NEW YORK—(BUSINESS WIRE)—Community Healthcare Trust Incorporated (NYSE: CHCT) (the “Company”) today announced the closing of its initial public offering of 7,187,500 shares of its common stock at a public offering price of $19.00 per share, which includes 937,500 shares of common stock issued in connection with the exercise in full of the underwriters’ option to purchase additional shares.  In addition, 123,684 shares of common stock were issued in concurrent private placements.  All of the shares were offered by the Company. The Company received approximately $127.6 million in net proceeds from the offering and the concurrent private placements.

Sandler O’Neill + Partners, L.P., Evercore Group L.L.C., and SunTrust Robinson Humphrey, Inc., acted as joint book-running managers of the underwriters for the offering.  Janney Montgomery Scott LLC, Oppenheimer & Co. Inc. and BB&T Capital Markets acted as co-lead managers for the offering.

A registration statement relating to the securities was declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. A copy of the final prospectus related to the offering may be obtained from Sandler O’Neill + Partners, L.P. at 1251 Avenue of the Americas, 6th Flr., New York, New York 10020, Attention: Prospectus Department, or by calling toll-free 1-866-805-4128, or by email at syndicate@sandleroneill.com.

About the Company

Community Healthcare Trust Incorporated is a fully-integrated healthcare real estate company that was recently organized as a Maryland corporation to acquire and own properties that are leased to hospitals, doctors, healthcare systems or other healthcare service providers in Non-Urban markets.

Source: Community Healthcare Trust Incorporated